Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carrizo Oil & Gas, Inc.:

We consent to the use of our reports dated March 31, 2011, with respect to the consolidated balance sheets of Carrizo Oil & Gas, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Carrizo Oil & Gas, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement.

We consent to the use of our report dated March 31, 2011, with respect to the consolidated balance sheets of Carrizo Oil & Gas, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, except for the 2010 and 2009 condensed consolidating financial information, as presented in Note 16, which is as of April 29, 2011, incorporated herein by reference. This report appears in the Current Report on Form 8-K of Carrizo Oil & Gas, Inc. dated April 29, 2011.

/s/ KPMG LLP

Houston, Texas

April 29, 2011